Exhibit 10.1

Jan Nieman

Amended Expat Agreement

April 6, 2010

The following amendments are being made to both the original Contract dated June 3, 2003 and all subsequent amendments (collectively, the “Agreement”).

All amendments to the Agreement outlined below will be effective March 1, 2010.

Assignment (paragraph 1) – Your assignment will be extended up through July 31, 2012, or at the discretion of the Company may be extended to July 31, 2013. At the end of the assignment, as stipulated in the Agreement, you will be repatriated to the Quaker B.V. office, where every effort will be made to find you a comparable position to your current position in China. If no comparable position is available in The Netherlands, every effort will be made to find a like position in another of Quaker’s regional offices. However, you will not be required to take a position outside of The Netherlands. The minimum gross base salary for such position will be at least equal to your gross base salary (exclusive of any additional expat-related compensation such as the hardship, housing, COL adjustments, etc.) at the time of this repatriation from China.

Additionally, based on your request to not return to The Netherlands prior to August 15, 2013, the Company will use its best efforts to secure you a mutually agreeable assignment at another location outside of The Netherlands for a minimum period extending up to the August 15, 2013 date should your assignment in China end prior to such date. The minimum gross base salary for such position will be at least equal to your gross base salary (exclusive of any additional expat-related compensation such as the hardship, housing, COL adjustments, etc.) at the time of leaving your current assignment in China.

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Remuneration and Benefits (paragraph 4) – Effective March 1, 2010, your net monthly base compensation will be paid 100% in Euros. These payments will be paid into a bank of your choosing. You will be responsible to provide Quaker with the banking details. Up to 33% of your base monthly salary may be converted to CNY at a fixed FX rate of 10.67. All other compensation will be converted at the current (closest date to regular payment date) FX rate. The cost of living adjustment and hardship adjustment will be maintained at the level contained in the original 2003 agreement.

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Home Leave (paragraph12) – For the duration of your assignment (as noted in paragraph 1), you and your family are eligible for home leave expenses up to CNY 180,000 per assignment year, which will include airlines, car hire and lodging, when traveling to and from your home country. If trips are not made, no reimbursement will be paid.

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Second Oldest Dependent’s Repatriation to Holland – Should your second oldest son desire to return to The Netherlands prior to the end of your assignment, Quaker will pay for the following: 1) one way air transportation, coach/economy for the dependent’s return from China to the Netherlands, and 2) a one-time air shipment for up to 9.5 cubic feet of goods.

•	Repatriation

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Premium: The premium as described in the earlier addendum dated August 2005 will be extended to the end of your assignment (as noted in paragraph 1), and will be paid at a date to be elected by you but no earlier than 30 days prior to the actual repatriation.

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Dependent(s) who have not completed high school or equivalent education prior to the end of your assignment: Although Quaker Chemical Corporation does not pay for schooling after repatriation, the Company, as an exception, will reimburse expenses up to 20, 000 Euros per year (with a maximum of 40,000 Euros total) a for purpose of continuation at an international school (for the completion of your dependant’s high school or equivalent education) of your choice in The Netherlands, to be applied as you choose over a four-year period, provided you are still employed by the Company at that time.

Other than listed above, there will be no additional changes to the Agreement and all other terms and conditions of the Agreement, the prior amendments, and all company rules and practices shall remain unchanged and in full force and effect.

This Amendment may be executed in one or more counterparts, all of which will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile transmission) to the other parties hereto, it being understood that all parties need not sign the same counterpart.

We kindly request your acceptance of these terms signified by signing below and returning to the Corporate Human Resources Department.

SIGNATURE

I hereby accept the offer as stated in the terms described above.

/s/ Jan Nieman
Jan Nieman
Date:	4/7/10

Quaker Chemical B.V.		Quaker Chemical Limited

By:	/s/ Ed ten Duis	By:	/s/ D. Jeffry Benoliel

Date:	4/13/10	Date:	4/9/10

Quaker Chemical (China) Co. Ltd.		Acknowledged and approved Quaker Chemical Corporation

By:	/s/ D. Jeffry Benoliel	By:	Ronald Ettinger

Date:	4/9/10	Date:	4/8/10